QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
	Media Inquiries: Cindy Eikenberg Manager of Public Relations (410) 847-9420 www.earthshell.com	Investor Inquiries: (866) 438-3784 www.earthshell.com
Media Inquiries: Greg Kalish Euro RSCG Middleberg (212) 699-2635 earthshell@middleberg.com

EARTHSHELL® CORPORATION SECURES $10 MILLION
SECURED CONVERTIBLE DEBENTURE FINANCING

        SANTA BARBARA, CA, August 12, 2002—EarthShell Corporation (NASDAQ: ERTH), innovators of food service packaging designed with the environment in mind, announced today that it has raised $10 million in a secured convertible debenture financing with a group of institutional investors.

        The secured convertible debentures are initially convertible by the holders into shares of EarthShell common stock at a conversion price of $1.30 per share. As part of the transaction, EarthShell issued to the investors warrants to purchase 2.5 million shares of its common stock at an initial exercise price of $1.20 per share. The convertible debentures, warrants, shares of common stock issuable upon conversion of the debentures and shares of common stock sold to the investors were issued under the Company's shelf registration statement, as amended (registration number 333-76092), which was declared effective by the Securities and Exchange Commission on January 7, 2002. Proceeds from the financing will be used for working capital purposes. Please see our Current Report on Form 8-K dated August 8, 2002 filed with the Securities and Exchange Commission for more information about this transaction.

        EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials. Additional information may be found via the Internet at www.earthshell.com.

# # #

        This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

QuickLinks

  Exhibit 99.1
EARTHSHELL® CORPORATION SECURES $10 MILLION SECURED CONVERTIBLE DEBENTURE FINANCING